Exhibit 10.21

PERFORMANCE SHARE AWARD AGREEMENT
2003 LONG-TERM INCENTIVE PLAN
(For _______ Performance Cycle)

Awarded to	Performance Cycle	Target Award	Initial Performance Shares	Target Cash Award

Social Security Number			Initial Valuation Price

1.      Performance Share Award.   Medtronic, Inc., a Minnesota Corporation (the “Company”), hereby grants to the individual named above (“you”) a Performance Share Award (the “Award”) based on the target award specified above (“Target Award”), under the terms and conditions set forth in this agreement (the “Agreement”) and in the Medtronic, Inc. 2003 Long-Term Incentive Plan (the “Plan”). In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan shall govern. Capitalized terms used but not defined shall have the meaning ascribed thereto in the Plan.

2.      Performance Targets.   The payout under this Award will be based on the following pre-established performance targets:

(a)  Company performance will be measured using three criteria: 3-year Cumulative Diluted Earnings Per Share (“Cumulative Diluted EPS”), 3-year Average Annual Revenue Growth (“Average Revenue Growth”), and 3-year Average After-Tax Return on Net Assets (“Average After-Tax RONA”) as shown in the grid below. The performance measures will be weighted as follows: Cumulative Diluted EPS weighted __%, Average Revenue Growth weighted __%, and Average After-Tax RONA weighted __%. The award constituting the payout may be greater than, equal to, or less than the original ant based upon actual performance relative to these targets.

% of Performance Share Award Earned

	20%	40%	60%	80%	100%	120%	140%	160%	180%

Diluted EPS growth %

CUMULATIVE DILUTED EPS

AVERAGE REVENUE GROWTH

AVERAGE AFTER-TAX RONA

        Across the top of the grid are the percentages of the Performance Share Award to be earned based on the actual company performance against these three criteria for the three years of the award cycle. This performance determines the percentage of the Target Award that will be paid out at the end of the three-year cycle.

(b)  To earn a payout, performance must meet or exceed the threshold Average After-Tax RONA and Cumulative Diluted EPS targets. The threshold targets for this Award are an Average After-Tax RONA of __% and a Cumulative Diluted EPS of $____. If Company performance is below threshold for either of these measures, no award payout will be made.

(c)  To determine payout, the percentage across the top of the grid is earned based on achievement of Company performance according to the targets within the grid for each of the three performance measures, multiplied by the weight. To illustrate, if Company performance results in a Cumulative Diluted EPS of $____, an Average Revenue Growth of __%, and After-Tax RONA of __%, the payout would be calculated as follows:

Performance Measure	% Award Earned	Weight
Cumulative Diluted EPS	___% x	___%	= ____%
Average Revenue Growth	___% x	___%	= ____%
Average After-Tax RONA	___% x	___%	= ____%
% Payout of Original Grant			____%

3.  Valuation of Stock-based Component.   The value of each Performance Share (stock-based component) earned is based on the average fair market value per share of Medtronic common stock for the last 20 trading days of the three-year performance cycle. The maximum value of a Performance Share under this Award is limited to three times the initial valuation price shown above, which is the average fair market value for the last 20 trading days in Medtronic’s 2005 fiscal year ($_______). The maximum stock price under this Award for the purpose of valuation is therefore $________ based on the initial valuation price. If the average fair market value of Medtronic stock at the end of the performance cycle exceeds the maximum stock price, the number of Performance Shares issued will be ratably reduced.

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4.  Valuation of Cash-based Component.   The value of the cash-based component is linked only to the performance matrix. There is no link to stock price.

5.  Calculation of Cumulative Diluted EPS, Average Revenue Growth, and Average After-Tax RONA

      Cumulative Diluted EPS is calculated by adding the Diluted EPS for each of the three years.

      Average Revenue Growth is the simple annual growth in revenue over the three-year period excluding the effects of foreign exchange rates.

      Average After-Tax RONA is the simple average of the After-Tax RONA for each of the three years of the cycle.

6.  Payment of Award.   50% of the Award payout (stock-based component) is in the form of Medtronic common stock and 50% of the Award payout (cash-based component) is paid in cash. The amount of stock and cash paid out under the Award will be based on the valuation described in paragraphs 3 and 4 hereof.

7.  Withholding Taxes.   You are responsible for any federal, state, local or other taxes applicable upon payout of the Award. For tax purposes, the value of your stock is equal to the fair market value on the date the stock is issued. The Company may withhold any taxes due from any payments under this Award or from any other wages that the Company owes you.

8.  Termination.   In the event of your death, Disability or Retirement you will be entitled to a pro rata portion of the Award, provided you have completed a minimum of six months participation in the cycle. If you terminate for reasons other than death, Disability or Retirement, you will not be entitled to any Award payment.

9.  Change in Control/Fundamental Change.   In the event of a Change in Control, a Fundamental Change or other substantially similar event or occurrence, this Award will accelerate and vest immediately to the full extent contemplated or permitted under the Plan.

        10.  Beneficiary Designation.   If a participant dies before completion of the Award cycle, a portion of the Award may be payable. The Plan permits each participant to designate a beneficiary to receive payments that may be due in the event of death. Any beneficiary can be named and you may change your beneficiaries at any time by submitting a new designation form to Executive Compensation, LC 245.

11.  Forfeiture of Award.   If you have received or been entitled to receive payment in cash, delivery of Common Stock or a combination thereof pursuant to an Award within the period beginning six months prior to your termination of employment with the Company or its Affiliates and ending when the Award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Common Stock received or receivable with respect to the Award, in the event you are involved in any of the following occurrences: performing services for or on behalf of a competitor of, or otherwise competing with, the Company or any Affiliate, unauthorized disclosure of material proprietary information of the Company or any Affiliate, a violation of applicable business ethics policies or business policies of the Company or any Affiliate, or any other occurrence determined by the Committee.  The Company’s right to require forfeiture must be exercised not later than 90 days after discovery of such an occurrence but in no event later than 15 months after your termination of employment with the Company and its Affiliates.  Such right shall be deemed to be exercised upon the Company’s mailing written notice to you of such exercise at your most recent home address as shown on the personnel records of the Company.  In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 10 by terminating any Award.  If you fail or refuse to forfeit the cash and/or Common Stock demanded by the Company (adjusted for any intervening stock splits), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of termination of your employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

12.  Acknowledgment.   Your receipt of the Performance Share Award and this Agreement constitutes your agreement to be bound by the terms and conditions of this Agreement and the Plan. Your signature is not required in order to make this Agreement effective.

MEDTRONIC, INC.

By: